Pricing Supplement No. 6            Filing under Rule 424(b)(3) with respect to
Dated June 6, 2000                         Registration Statement No. 333-76741
CUSIP 37033LFP6

(To Prospectus dated May 14,1999 and
Prospectus Supplement dated May 18, 1999)



                                  $782,000,000

                               GENERAL MILLS, INC.

                           MEDIUM-TERM NOTES, SERIES F



                              Principal amount:     $175,000,000
                 Interest Rate (if fixed rate):     7.42% per annum
                               Stated Maturity:     May 15, 2002
                            Specified Currency:     U.S. Dollars
             Applicable Exchange Rate (if any):     N/A
               Issue price (as a percentage of
                             principal amount):     100%
                Selling Agent's Commission (%):     0.047%
                                   Agent's Fee:     $82,250.00
                   Purchasing Agent's discount
                             or commission (%):     N/A
                   Net proceeds to the Company:     $174,917,750.00
         Settlement date (original issue date):     June 6, 2000
         Redemption Commencement Date (if any):     N/A
                    Redemption prices (if any):     N/A
                              Additional Items:     N/A


      "N/A" as used herein means "Not Applicable." "A/S" as used herein means "as stated in the Prospectus Supplement referred to above."

      If such Notes are denominated in other than U.S. Dollars, the applicable Foreign Currency Supplement is attached hereto.

      As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $672,970,000.

                               MERRILL LYNCH & CO.


                            -----------------------
                                 NORTH CAROLINA

      The Commissioner of Insurance of the State of North Carolina has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus.